UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 27, 2012
 Date of Report (Date of earliest event reported)

(Exact name of registrant as specified in its charter)

Delaware	000-21783	77-0142404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

810 West Maude Avenue
Sunnyvale, CA    94085
(Address of principal executive offices including zip code)

(408) 727-1885
(Registrant's telephone number, including area code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On April 27, 2012, 8x8, Inc. ("8x8") entered into a lease agreement with O'Nel Office Holdings, LLC, a Delaware limited liability company (the "Landlord"), pursuant to which 8x8 will lease approximately 104,657 square feet of office space located at 2125 O'Nel Drive, San Jose, CA, with a scheduled rent commencement date of August 1, 2012. The term of the lease is 87 months, expiring October 31, 2019. It is an industrial net lease, with 8x8 responsible for all property taxes, insurance, repairs and maintenance and other operating expenses. For the first three months of the lease, there is no base rent. For the next 12 months of the lease, the monthly base rent is $130,821.25. The monthly base rent will increase by 3% at the end of the initial 15-month period and annually thereafter. Estimated operating expenses will initially be at $21,665.27 per month.

The Landlord has agreed under the lease to reimburse 8x8 for up to $1,690,210.55 of costs and expenses incurred by 8x8 in making permitted improvements to the premises. Part of this allowance (up to $523,285) can be used by 8x8 for furniture, fixtures, equipment and cabling. 8x8 may request up to an additional $1,046.570.00 from the Landlord for the improvements, but such amount would have to be repaid to the Landlord in the form of increased rent over 84 months at 0.67% monthly interest rate.

8x8 has the option to renew the lease for a term of five years. The monthly rent would initially be equal to the fair market rate for the premises for the first year of the extension period, as mutually determined by 8x8 and the Landlord in accordance with procedures specified in the lease. The monthly base rent would increase by 3% on the each anniversary of the first day of the extension period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2012

8X8, INC.

By: /s/ Daniel Weirich

Daniel Weirich
Chief Financial Officer and Secretary